VYTRA
HEALTH PLANS


                                                          Vytra Health Plans
                                                          Corporate Center
                                                          395 North Service Road
                                                          Melville, NY  11747
                                                          Phone: (516) 694-4000
                                                          Fax: (516) 694-5780

VIA FACSIMILE AND OVERNIGHT MAIL

September 25, 1998

Mr. Bert E. Brodsky
National Medical Health Card System, Inc.
26 Harbour Park Drive
Port Washington, NY  11050

Re: Proposal by National Medical Health Card System, Inc. (`Health Card') for Prescription Management Services


Dear Mr. Brodsky:

Vytra Health Plans (`Vytra') has reviewed your proposal pertinent to performing prescription management services. This letter is to notify Health Card that its proposal, as amended and further modified here, has been accepted by Vytra subject to and conditioned upon Health Card's agreement with each of the following terms:

           The existing agreement will be extended for 31 days, through December 31, 1998, under the current terms and conditions.

           The term of any agreement beyond December 31, 1998 will be for one year beginning January 1, 1999 and ending December 31, 1999.

           The agreement will be an extension of the existing agreement, by and between Vytra and Health Card dated April 15, 1996, as amended herein, which is due to expire on December 31, 1998.

           Health Card's acceptance is further subject to execution of an amendment to the existing agreement which incorporates all the terms stated herein, as well as all of the terms and conditions of your recent proposals as referenced herein and in the attachment to this letter specifying the financial terms.

           Vytra will require a minimum of 120 days advance notice before Health Card can terminate the agreement under any circumstance (except in the event of non-payment).

Mr. Bert E. Brodsky
September 25, 1998
Page 2

           Health Card will issue to Vytra an irrevocable standby letter of credit in the amount of $1 million which Vytra may present to the issuing bank upon Health Card's default (i.e. terminating the agreement in contravention with its terms, Health Card's failure to issue to Vytra all rebates to which it is entitled to receive under the agreement, or failure to pay penalties for not meeting generic utilization targets). The letter of credit shall always have available $1 million dollars and shall be automatically renewable from year to year until resolution of all rebates accruing to Vytra or penalties regarding generic utilization.

           The amount of the letter of credit shall not be deemed liquidated damages and Vytra shall have the right to recover all damages attributable to a default by Health Card.

           All rebates referred to in the various proposals shall not be included in the risk sharing calculation.

           All services not included in the fee quote require Vytra's prior written approval before Vytra becomes obligated to pay said amounts. If approval is not received within 10 days then same shall be deemed a denial.

           The agreement shall be assignable by Vytra in whole or in part.

Please acknowledge your agreement with the terms and conditions stated above, which include by reference all the terms and conditions of your recent proposals to the extent same is not modified by the terms hereof. In order to proceed with the preparation of an amendment to the existing agreement, please return your written acknowledgment evidencing your agreement with the terms hereof on or before Friday, October 2, 1998, or this conditional acceptance of your proposal will expire without further communication, in which case, neither party will have further obligation to the other.

Sincerely,

/s/ Philip Gandolfo
Philip Gandolfo
Sr. Vice President/CFO

CJK:dd
cc: Susan W. Lawlor, Esq.

AGREED AND ACCEPTED:

National Medical Heath Card Systems, Inc.

By: /s/ Bert E. Brodsky
Bert E. Brodsky, Chairman of the Board